Exhibit 10.25

November 20, 2007

Robert Youngjohns
c/o Callidus Software Inc.
160 West Santa Clara St.
San Jose, CA 95113

Re:           Confirmation of Resignation

Dear Robert:

This letter agreement memorializes the terms of your change in status with Callidus Software Inc. (the “Company”).

Resignation of Employment.  Effective November 30, 2007 (the “Resignation Date”), you have resigned as President and Chief Executive Officer of the Company, and from all other positions which you hold as of such date with the Company, its subsidiaries or its affiliates, other than your position as a member of the Company’s Board of Directors.  You understand that you will not be eligible for a bonus for the second half of fiscal 2007.  You agree that any stock options granted to you prior to the date hereof shall cease vesting on the Resignation Date, and that any unvested portion of such stock options (as set forth on Schedule I hereto) shall terminate on the Resignation Date.  Pursuant to the terms of your stock options, the vested stock options shall remain outstanding during, and for 90 days after termination of your service as a member of the Board of Directors, subject to the terms of the applicable option agreement and/or the Company’s stock incentive plan.  You acknowledge and agree that your obligations under the “Agreement Regarding Employment, Confidential Information, Invention Assignment and Arbitration” between you and the Company, including without limitation your agreement not to solicit employees of the Company, remain in full force and effect following termination of your employment pursuant to the terms of such agreement.

Board Compensation.  You have not resigned from the Company’s Board of Directors.  During your continued service on the Board of Directors following the Resignation Date, you will be eligible to receive cash and equity compensation commencing December 1, 2007 pursuant to the Company’s non-employee director compensation policy as determined by the Board of Directors from time to time; provided that for the avoidance of doubt, you will not receive the initial option grant provided to new directors, but you will be eligible to receive an annual option grant if you remain on the Board of Directors following the Company’s 2008 annual meeting of stockholders.

Miscellaneous.  This letter agreement will be governed by the laws of the State of California.  This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

We look forward to your continued contributions on our Board of Directors.

Sincerely, CALLIDUS SOFTWARE INC. /s/ V. Holly Albert By: V. Holly Albert, Senior Vice President and General Counsel

Agreed and accepted:

Robert Youngjohns      Dated:  November 20, 2007
Robert Youngjohns